Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 14, 2005, accompanying the financial statements of UP Stonecreek, Inc. contained in the Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Cincinnati, OH

May 27, 2005